Exhibit 99.1

UCP REPORTS SECOND QUARTER 2016 RESULTS

- Net Income Improved to $0.09 Per Share -
- Revenue from Homebuilding Increased 60.3% to $81.4 million -
- Homebuilding Gross Margin Expanded 110 basis points to 18.2% -
- Adjusted Homebuilding Gross Margin Expanded 170 basis points to 20.7% -
- Net New Home Orders Grew 11.2% to 229 -

San Jose, California, August 1, 2016. UCP, Inc. (NYSE: UCP) today announced its results of operations for the three months ended June 30, 2016.

Second Quarter 2016 Highlights Compared to Second Quarter 2015

•	Net income increased to $1.8 million

•	Net income attributable to shareholders of UCP increased to $0.09 per share

•	Total consolidated revenue grew 51.4% to $82.8 million

•	Revenue from homebuilding operations increased 60.3% to $81.4 million

•	Homes delivered grew 27.9% to 197 units

•	Homebuilding gross margin percentage increased 110 basis points to 18.2%

•	Adjusted homebuilding gross margin percentage increased 170 basis points to 20.7%

•	Selling, general and administrative expense as a percentage of total revenue improved to 14.4%, compared to 19.8%

•	Net new home orders grew 11.2% to 229

•	Backlog, on a dollar basis, increased 33.2% to $149.3 million

Dustin Bogue, President and Chief Executive Officer of UCP, stated, “We continued to build momentum during the second quarter. We grew revenue, improved margins and prudently managed our balance sheet to maintain a strong cash position. We continue to experience broad-based success in the West, supporting our healthy backlog expansion. In the Southeast, demand remains firm and we are rebounding from weather-related construction delays during the first half of 2016. In addition to strong operational results, our disciplined control of construction costs and overhead expenses continues to enhance our performance. The second quarter reflects the positive transformation being made throughout our organization. As we move forward, we remain focused on our four major initiatives to improve our return on equity: (1) monetizing our deep land position through organic revenue growth; (2) improving gross margins; (3) controlling overhead expenses; and (4) maintaining strong liquidity."

Second Quarter 2016 Operating Results
Net income grew to $1.8 million, compared to a net loss of $1.5 million in the prior year period. Net income attributable to shareholders of UCP was $0.7 million, or $0.09 per share, compared to a net loss attributable to shareholders of UCP of $0.7 million, or a $0.08 loss per share, in the prior year period. The Company’s weighted average basic and diluted shares outstanding attributable to shareholders of UCP were 8.0 million and 8.1 million, respectively, compared to 7.9 million basic and diluted shares in the prior year period.

Revenue from homebuilding operations grew 60.3% to $81.4 million, compared to $50.8 million for the prior year period. The improvement was driven by both a 27.9% increase in the number of homes delivered to 197, compared to 154 homes during the prior year period, as well as a 25.2% increase in the average selling price for home sales to approximately $413,000, compared to approximately $330,000 during the prior year period. The increase in average selling price was primarily a result of a greater mix of sales in the West along with core price gains.

Homebuilding gross margin percentage was 18.2%, compared to 17.1% in the prior year period. Adjusted homebuilding gross margin percentage was 20.7%, compared to 19.0% in the prior year period, due to a favorable shift in product mix of the homes sold along with ongoing cost savings initiatives. Consolidated gross margin percentage was 16.7%, compared to 17.0% in the prior year period, reflecting a $2.5 million impairment and abandonment charge related to the Company’s move to exit the Bakersfield, California market. The Company made a strategic decision to redeploy capital in markets with more attractive return metrics.

Sales and marketing expense was $4.7 million, compared to $4.4 million in the prior year period. As a percentage of total revenue, sales and marketing expense decreased to 5.6%, compared to 8.0% in the prior year period, due to significant cost controls as well as higher overall revenues.

General and administrative expense was $7.2 million, compared to $6.5 million in the prior year period. As a percentage of total revenue, general and administrative expense was 8.7%, down from 11.8% for the prior year period, primarily driven by higher revenues and a disciplined cost controls.

Net new home orders were 229, compared to 206 in the prior year period, an 11.2% increase. Net new home orders in the West grew 20.4% to 165, compared to the prior year period. Net new home orders in the Southeast declined 7.2% to $0, compared to the prior year period. The increase in the West is a direct result of strong market demand. The decline in the Southeast is the result of weather delays in late 2015 and the first half 2016, as well as a decision to slow absorption and increase gross margins in a number of communities that experienced high demand during the first half of 2015. Unit backlog at the end of the quarter was 339, compared to 274 at the end of prior year period, up 23.7%. The backlog on a dollar basis increased to $149.3 million, compared to $112.1 million at the end of prior year period, up 33.2%.

Total lots owned and controlled decreased to 5,547, from 5,878 at December 31, 2015 as the Company continues to prudently manage its inventory and strives to expand its return on equity and assets.

Stock Repurchase Program
In June 2016, the Company’s board of directors authorized a stock repurchase program, under which the Company may repurchase up to $5.0 million of its Class A common stock through June 1, 2018. During the second quarter of 2016, the Company repurchased 21,065 shares of Class A common stock for approximately $160,000 under this new stock repurchase program.

Webcast and Conference Call

The Company will host a conference call for investors and other interested parties on Monday, August 1, 2016, 12:00 p.m. Eastern Time, 9:00 a.m. Pacific Time. Interested parties can listen to the call live on the Internet and locate accompanying presentation slides through the Investor Relations section of the Company’s website at www.unioncommunityllc.com.

Listeners are advised to log on to the website at least 15 minutes prior to the call to download and / or install any necessary audio software. The conference call can also be accessed by dialing 1-877-407-3982 for domestic participants or 1-201-493-6780 for international participants. Participants should ask for the UCP Second Quarter 2016 Earnings Conference Call. Those dialing in should do so at least ten minutes prior to the start of the conference call. A replay of the conference call will be available through September 1, 2016, by dialing 1-877-870-5176 for domestic participants or 1-858-384-5517 for international participants and entering the pass code 13641275. An archive of the webcast will be available on the Company’s website for a limited time.

About UCP, Inc.
UCP is a leading homebuilder and land developer with expertise in residential land acquisition, development and entitlement, as well as home design, construction and sales. UCP operates in the States of California, Washington, North Carolina, South Carolina and Tennessee. UCP designs and builds high-quality, sustainable single-family homes for a variety of lifestyles and budgets through its wholly-owned subsidiary, Benchmark Communities, LLC. The Benchmark Communities brand is recognized by homebuyers for its high-quality construction and craftsmanship, cutting-edge home design and customer-centric service and warranty programs.

Forward-Looking Statements
This press release contains forward-looking statements. You should not place undue reliance on those statements because they are subject to numerous uncertainties and factors relating to the Company's operations and business environment, all of which are difficult to predict and many of which are beyond the Company's control. Forward-looking statements include information concerning the Company's possible or assumed future results of operations, including descriptions of the Company's business strategy. These statements often include words such as "may," “might,” "will," "should," “expects,” “plans,” "anticipates," “believes,” “estimates,” “predicts,” “potential,” “project,” “goal” "intend," or “continue,” or similar expressions. These statements are based on assumptions that the Company has made in light of its experience in the industry as we ll as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Although the Company believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance they will prove to be correct. Therefore, you should be aware that many factors could affect the Company's actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements.

Any forward-looking statement made by the Company herein, or elsewhere, speaks only as of the date on which it was made. New risks and uncertainties come up from time to time, and it is impossible for the Company to predict these events or how they may affect it. The Company has no obligation to update any forward-looking statements after the date hereof, except as required by federal securities laws.

Homebuilding adjusted gross margin, land development adjusted gross margin and net debt to capital are non-GAAP financial measures. A reconciliation to the most comparable U.S. GAAP financial measures is presented in Appendix A hereto.

Contact:
Investor Relations:
Investorrelations@unioncommunityllc.com
408-207-9499 Ext. 476

Media:
Phil Denning/Jason Chudoba
Phil.denning@icrinc.com / Jason.chudoba@icrinc.com

UCP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except shares and per share data)

	June 30, 2016	December 31, 2015
Assets
Cash and cash equivalents	$32,828	$39,829
Restricted cash	900	900
Real estate inventories	374,365	360,989
Fixed assets, net	1,038	1,314
Intangible assets, net	171	236
Goodwill	4,223	4,223
Receivables	817	1,317
Other assets	6,137	5,889
Total assets	$420,479	$414,697

Liabilities and equity
Accounts payable	$19,670	$14,882
Accrued liabilities	20,116	24,616
Customer deposits	3,166	1,825
Notes payable, net	88,777	82,486
Senior notes, net	73,908	73,480
Total liabilities	205,637	197,289

Commitments and contingencies (Note 11)

Equity
Preferred stock, par value $0.01 per share, 50,000,000 authorized, no shares issued and outstanding as of June 30, 2016; no shares issued and outstanding as of December 31, 2015	—	—
Class A common stock, $0.01 par value; 500,000,000 authorized, 8,026,828 issued and 8,005,763 outstanding as of June 30, 2016; 8,014,434 issued and outstanding as of December 31, 2015	80	80
Class B common stock, $0.01 par value; 1,000,000 authorized, 100 issued and outstanding as of June 30, 2016; 100 issued and outstanding as of December 31, 2015	—	—
Additional paid-in capital	96,698	94,683
Treasury stock at cost; 21,065 shares as of June 30, 2016; none as of December 31, 2015	(160)	—
Accumulated deficit	(3,761)	(4,563)
Total UCP, Inc. stockholders’ equity	92,857	90,200
Noncontrolling interest	121,985	127,208
Total equity	214,842	217,408
Total liabilities and equity	$420,479	$414,697

UCP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME OR LOSS
(Unaudited)
(In thousands, except shares and per share data)

	Three Months Ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
REVENUE:
Homebuilding	$81,415	$50,785	$149,641	$93,421
Land development	1,422	1,920	1,422	2,040
Other revenue	—	2,021	—	2,788
Total revenue:	82,837	54,726	151,063	98,249

COSTS AND EXPENSES:
Cost of sales - homebuilding	66,370	42,120	122,576	77,738
Cost of sales - land development	225	1,543	686	1,548
Cost of sales - other revenue	—	1,742	—	2,405
Impairment on real estate	2,397	—	2,397	—
Total cost of sales	68,992	45,405	125,659	81,691
Gross margin - homebuilding	15,045	8,665	27,065	15,683
Gross margin - land development	1,197	377	736	492
Gross margin - other revenue	—	279	0	383
Gross margin - impairment on real estate	(2,397)	—	(2,397)	—
Sales and marketing	4,667	4,357	8,743	8,553
General and administrative	7,234	6,453	14,509	13,772
Total costs and expenses	80,893	56,215	148,911	104,016
Income (loss) from operations	1,944	(1,489)	2,152	(5,767)
Other income, net	22	30	49	131
Net income (loss) before income taxes	$1,966	$(1,459)	2,201	(5,636)
Provision for income taxes	(141)	—	(147)	—
Net income (loss)	$1,825	$(1,459)	$2,054	$(5,636)
Net income (loss) attributable to noncontrolling interest	$1,119	$(791)	$1,252	$(3,128)
Net income (loss) attributable to UCP, Inc.	706	(668)	802	(2,508)
Other comprehensive income (loss), net of tax	—	—	—	—
Comprehensive income (loss)	$1,825	$(1,459)	$2,054	$(5,636)
Comprehensive income (loss) attributable to noncontrolling interest	$1,119	$(791)	$1,252	$(3,128)
Comprehensive income (loss) attributable to UCP, Inc.	$706	$(668)	$802	$(2,508)

Earnings (loss) per share of Class A common stock:
Basic	$0.09	$(0.08)	$0.10	$(0.32)
Diluted	$0.09	$(0.08)	$0.10	$(0.32)

Weighted average shares of Class A common stock:
Basic	8,024,790	7,932,037	8,023,269	7,927,708
Diluted	8,145,128	7,932,037	8,025,481	7,927,708

UCP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Six months ended June 30,
	2016	2015
Operating activities
Net income (loss)	$2,054	$(5,636)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Stock-based compensation	415	1,242
Abandonment charges	474	2
Impairment on real estate inventories	2,397	—
Depreciation and amortization	352	304
Fair value adjustment of contingent consideration	8	212
Changes in operating assets and liabilities:
Real estate inventories	(15,719)	(27,076)
Receivables	500	111
Other assets	(212)	(711)
Accounts payable	4,788	10,791
Accrued liabilities	(4,585)	(6,681)
Customer deposits	1,341	1,170
Income taxes payable	78	—
Net cash used in operating activities	(8,109)	(26,272)
Investing activities
Purchases of fixed assets	(59)	(267)
Net cash used in investing activities	(59)	(267)
Financing activities
Distribution to noncontrolling interest	(4,830)	(981)
Proceeds from notes payable	67,837	59,168
Repayment of notes payable	(61,505)	(35,162)
Debt issuance costs	(129)	(450)
Repurchase of common stock	(160)	—
Withholding taxes paid for vested RSUs	(46)	(22)
Net cash provided by financing activities	1,167	22,553
Net decrease in cash and cash equivalents	(7,001)	(3,986)
Cash and cash equivalents – beginning of period	39,829	42,033
Cash and cash equivalents – end of period	$32,828	$38,047

Non-cash investing and financing activity
Exercise of land purchase options acquired with acquisition of business	$34	$83

Issuance of Class A common stock for vested restricted stock units	$123	$98

Supplemental cash flow information
Income taxes paid	$69	$—

Appendix A
Select Operating Data by Region

	Three months ended June 30,			Six months ended June 30,
	2016	2015	% Change	2016	2015	% Change
Revenue from Homebuilding Operations (in thousands)
West	68,015	35,746	90.3%	124,774	68,974	80.9%
Southeast	13,400	15,039	(10.9)%	24,867	24,447	1.7%
Total	81,415	50,785	60.3%	149,641	93,421	60.2%

Homes Delivered
West	143	85	68.2%	258	163	58.3%
Southeast	54	69	(21.7)%	106	113	(6.2)%
Total	197	154	27.9%	364	276	31.9%

Average Selling Price for Home Sales (in thousands)
West	$476	$421	13.1%	$484	$423	14.4%
Southeast	$248	$218	13.8%	$235	$216	8.8%
Total	$413	$330	25.2%	$411	$338	21.6%

Net New Home Orders
West	165	137	20.4%	341	295	15.6%
Southeast	64	69	(7.2)%	113	165	(31.5)%
Total	229	206	11.2%	454	460	(1.3)%

Average Selling Communities
West	18	17	5.9%	18	17	5.9%
Southeast	10	12	(16.7)%	10	10	—%
Total	28	29	(3.4)%	28	27	3.7%

Backlog Units
West				268	193	38.9%
Southeast				71	81	(12.3)%
Total				339	274	23.7%

Backlog Dollar Basis (in thousands)
West				130,287	94,282	38.2%
Southeast				19,019	17,777	7.0%
Total				149,306	112,059	33.2%

Owned Lots
West				3,955	4,089	(3.3)%
Southeast				964	946	1.9%
Total				4,919	5,035	(2.3)%

Controlled Lots
West	404	578	(30.1)%
Southeast	224	1,828	(87.7)%
Total	628	2,406	(73.9)%

Appendix B
Reconciliation of GAAP and Non-GAAP Measures

Gross Margin and Adjusted Gross Margin

	Three Months Ended June 30,
	2016	%	2015	%
	($ in thousands)
Consolidated Gross Margin & Adjusted Gross Margin
Revenue	$82,837	100.0%	$54,726	100.0%
Cost of Sales	68,992	83.3%	45,405	83.0%
Gross Margin	13,845	16.7%	9,321	17.0%
Add: interest in cost of sales	1,936	2.3%	1,049	1.9%
Add: impairment and abandonment charges	2,452	3.0%	—	—%
Adjusted Gross Margin (1)	$18,233	22.0%	$10,370	18.9%
Consolidated Gross margin percentage	16.7%		17.0%
Consolidated Adjusted gross margin percentage (1)	22.0%		18.9%

Homebuilding Gross Margin & Adjusted Gross Margin
Homebuilding revenue	$81,415	100.0%	$50,785	100.0%
Cost of home sales	66,636	81.8%	42,120	82.9%
Homebuilding gross margin	14,779	18.2%	8,665	17.1%
Add: interest in cost of home sales	1,790	2.2%	1,000	2.0%
Add: impairment and abandonment charges	266	0.3%	—	—%
Adjusted homebuilding gross margin(1)	$16,835	20.7%	$9,665	19.0%
Homebuilding gross margin percentage	18.2%		17.1%
Adjusted homebuilding gross margin percentage (1)	20.7%		19.0%

Land Development Gross Margin & Adjusted Gross Margin
Land development revenue	$1,422	100.0%	$1,920	100.0%
Cost of land development	2,356	165.7%	1,543	80.4%
Land development gross margin	(934)	(65.7)%	377	19.6%
Add: interest in cost of land development	146	10.3%	49	2.6%
Add: Impairment and abandonment charges	2,186	153.7%	—	—%
Adjusted land development gross margin (1)	$1,398	98.3%	$426	22.2%
Land development gross margin percentage	(65.7)%		19.6%
Adjusted land development gross margin percentage (1)	98.3%		22.2%

Other Revenue Gross and Adjusted Margin
Revenue	$—	—%	$2,021	100.0%
Cost of revenue	—	—%	1,742	86.2%
Other revenue gross and adjusted margin	$—	—%	$279	13.8%
Other revenue gross and adjusted margin percentage	—%		13.8%

	Six months ended June 30,
	2016	%	2015	%
	($ in thousands)
Consolidated Gross Margin & Adjusted Gross Margin
Revenue	$151,063	100.0%	$98,249	100.0%
Cost of Sales	125,659	83.2%	81,691	83.1%
Gross Margin	25,404	16.8%	16,558	16.9%
Add: interest in cost of sales	3,475	2.3%	1,973	2.0%
Add: impairment and abandonment charges	2,871	1.9%	2	—%
Adjusted Gross Margin (1)	$31,750	21.0%	$18,533	18.9%
Consolidated Gross margin percentage	16.8%		16.9%
Consolidated Adjusted gross margin percentage (1)	21.0%		18.9%

Homebuilding Gross Margin & Adjusted Gross Margin
Homebuilding revenue	$149,641	100.0%	$93,421	100.0%
Cost of home sales	122,842	82.1%	77,738	83.2%
Homebuilding gross margin	26,799	17.9%	15,683	16.8%
Add: interest in cost of home sales	3,329	2.2%	1,924	2.1%
Add: impairment and abandonment charges	266,000	0.2%	—	—%
Adjusted homebuilding gross margin(1)	$30,394	20.3%	$17,607	18.8%
Homebuilding gross margin percentage	17.9%		16.8%
Adjusted homebuilding gross margin percentage (1)	20.3%		18.8%

Land Development Gross Margin & Adjusted Gross Margin
Land development revenue	$1,422	100.0%	$2,040	100.0%
Cost of land development	2,817	198.1%	1,548	75.9%
Land development gross margin	(1,395)	(98.1)%	492	24.1%
Add: interest in cost of land development	146	10.3%	49	2.4%
Add: Impairment and abandonment charges	2,605	183.2%	2	0.1%
Adjusted land development gross margin (1)	$1,356	95.4%	$543	26.6%
Land development gross margin percentage	(98.1)%		24.1%
Adjusted land development gross margin percentage (1)	95.4%		26.6%

Other Revenue Gross and Adjusted Margin
Revenue	$—	—%	$2,788	100.0%
Cost of revenue	—	—%	2,405	86.3%
Other revenue gross and adjusted margin	$—	—%	$383	13.7%
Other revenue gross and adjusted margin percentage	—%		13.7%

* Percentages may not add due to rounding.

(1)
Adjusted gross margin, adjusted homebuilding gross margin and adjusted land development gross margin are non-GAAP financial measures. These metrics have been adjusted to add back capitalized interest, and impairment and abandonment charges. We use adjusted gross margin information as a supplemental measure when evaluating our operating performance. We believe this information is meaningful, because it isolates the impact that leverage and non-cash impairment and abandonment charges have on gross margin. However, because adjusted gross margin information excludes interest expense and impairment and abandonment charges, all of which have real economic effects and could materially impact our results, the utility of adjusted gross margin information as a measure of our operating performance is limited. In addition, other companies may not calculate adjusted gross margin information in the same manner that we do. Accordingly, adjusted gross margin information should be considered only as a supplement to gross margin information as a measure of our performance. The table above provides a reconciliation of adjusted gross margin numbers to the most comparable U.S. GAAP financial measure.

Debt-to-Capital Ratio and Net Debt-to-Capital Ratio

	As of June 30, 2016	As of December 31, 2015
Debt	$162,685	$155,966
Equity	214,842	217,408
Total capital	$377,527	$373,374
Ratio of debt-to-capital	43.1%	41.8%
Debt	$162,685	$155,966

Net cash and cash equivalents	$33,728	$40,729
Less: restricted cash and minimum liquidity requirement	15,900	15,900
Unrestricted cash and cash equivalents	$17,828	$24,829

Net debt	$144,857	$131,137
Equity	214,842	217,408
Total adjusted capital	$359,699	$348,545
Ratio of net debt-to-capital (1)	40.3%	37.6%

(1)
The ratio of net debt-to-capital is computed as the quotient obtained by dividing net debt (which is debt less cash and cash equivalents, including restricted cash balance requirements) by the sum of net debt plus stockholders’ and member's equity. The most directly comparable U.S. GAAP financial measure is the ratio of debt-to-capital. We believe the ratio of net debt-to-capital is a relevant financial measure for investors to understand the leverage employed in our operations and as an indicator of our ability to obtain financing. We reconcile this non-GAAP financial measure to the ratio of debt-to-capital in the table above. The Company’s calculation of net debt-to-capital ratio might not be comparable with other issuers or issuers in other industries.